Exhibit 10.4

2014 Executive Officer Compensation Arrangements

Executive Officer	Base Salary Rate(1)	Target Bonus as % of Annual Base Salary Rate(2)

Bruce C. Cozadd Chairman and Chief Executive Officer	$840,000	100

Russell J. Cox Executive Vice President and Chief Commercial Officer	$455,000	50

Suzanne Sawochka Hooper Executive Vice President and General Counsel	$485,000	50

Fintan Keegan Executive Vice President, Technical Operations	$376,667	50

Jeffrey K. Tobias, M.D. Executive Vice President, Research and Development and Chief Medical Officer	$430,000	50

Karen J. Wilson Senior Vice President, Finance and Principal Accounting Officer	$300,000	40

Matthew P. Young Senior Vice President and Chief Financial Officer	$415,000	40

(1)
2014 Base salary rates generally effective by March 1, 2014. Mr. Keegan’s base salary is paid in Euro and is €275,000 for 2014. This conversion to U.S. dollars was calculated based on the average monthly exchange rate for December 2013 as reported by the OANDA Corporation. Mr. Young’s base salary rate is effective beginning on March 9, 2014, the effective date of his appointment as Chief Financial Officer. Prior to March 9, 2014, Mr. Young’s 2014 base salary rate was $360,500.

(2)	Target bonus percentage for each officer is based on his or her position and/or responsibility level as provided in Jazz Pharmaceuticals plc’s cash bonus plans.